Exhibit 99.1

Marvell Technology Group Ltd. Reports Third Quarter

Fiscal 2008 Results

Company Achieves Annual Run Rate of $3 Billion, Record Revenues and Announces Cost Reduction Measures

For further information, contact:
Mike Rashkin	Diane Vanasse
Investor Relations	Public Relations
408-222-2500	408-242-0027
mrashkin@marvell.com	dvanasse@marvell.com

Santa Clara, California (November 27, 2007) — Marvell Technology Group Ltd. (NASDAQ: MRVL), a leader in storage, communications, and consumer silicon solutions, today reported financial results for its third quarter ended October 27, 2007.

Net revenue for the third quarter of fiscal 2008 was a record $758.2 million, an increase of 46% over net revenue of $520.4 million for the third quarter of fiscal 2007 and a 15% sequential increase from net revenue of $656.7 million for the second quarter of fiscal 2008.  Net loss under generally accepted accounting principles (GAAP) was $6.4 million, or $0.01 per share (diluted), for the third quarter of fiscal 2008, compared with net income under GAAP of $6.0 million, or $0.01 per share (diluted), for the third quarter of fiscal 2007.  Shares used to compute GAAP net income per diluted share for the third quarter ended October 27, 2007 decreased to 591 million shares compared with 628 million shares for the third quarter ended October 28, 2006.

Net revenue for the nine months ended October 27, 2007 was $2,050 million, an increase of 27% over net revenue of $1,615.6 million for the nine months ended October 28, 2006.  Net loss under GAAP was $115.7 million or $0.20 per share (diluted) for the nine months ended October 27, 2007 compared with net income under GAAP of $128.5 million or $0.20 per share (diluted) for the nine months ended October 28, 2006.

Marvell reports net (loss) income and basic and diluted net (loss) income per share in accordance with GAAP and additionally on a non-GAAP basis.  A discussion of Marvell’s use of these non-GAAP financial measures is set forth below, and reconciliations of GAAP net income (loss) to non-GAAP net income for the three and nine months ended October 27, 2007 and October 28, 2006, respectively, appear in the financial statements portion of this release.  Non-GAAP net income, where applicable, excludes the effect of stock-based compensation, amortization of acquired intangible assets and cumulative effect of change in accounting principle.  Non-GAAP net income was $86.2 million, or $0.14 per share (diluted) for the third quarter of fiscal 2008, compared with non-GAAP net income of $75.6 million, or $0.12 per share (diluted), for the third quarter of fiscal 2007.  Shares used to compute non-GAAP net income per diluted share for the third quarter ended October 27, 2007 and October 28, 2006 was 631 million shares, respectively.

Non-GAAP gross margin for the three months ended October 27, 2007, which included a portion of application and communication processor products at full purchase cost from Intel, was 48.3% compared to non-GAAP gross profit for the three months ended October 28, 2006 of 51.3%.

Non-GAAP net income was $157.2 million, or $0.25 per share (diluted), for the nine months ended October 27, 2007, compared with non-GAAP net income of $338.3 million, or $0.53 per share (diluted) for the nine months ended October 28, 2006.  Shares used in computing non-GAAP net income per share for the nine months ended October 27, 2007 decreased to 632 million shares compared with 639 million shares for the nine months ended October 28, 2006.

Non-GAAP gross margin for the nine months ended October 27, 2007, which included a portion of application and communication processor products at full purchase cost from Intel, was 48.9% compared to non-GAAP gross profit for the nine months ended October 28, 2006 of 52.5%.

“We are extremely pleased with our performance this quarter and see even greater opportunities in the fourth quarter,” stated Dr. Sehat Sutardja, Marvell’s President and CEO.  “Marvell achieved record revenues, reached a $3 billion annual run rate and our operating margins and earnings per share on a pro forma basis have exceeded our expectations.  The increasing sales trend is a result of our investments in a broad range of technologies and from our ability to efficiently integrate these technologies into superior products across many markets.”

Today, the Company also announced a plan to reduce operating expenses and help meet financial targets with a worldwide reduction in force of approximately 400 employees, or approximately 7% of the Company’s total workforce. The Company expects to incur a restructuring charge in connection with the plan of up to $8 million in the fourth quarter of fiscal 2008 related to severance and other expenses. The workforce reduction will affect all functions of the Company’s global workforce, and in particular positions based in the United States and Israel, and to a lesser degree, other international locations. The plan is expected to be completed in the fourth quarter of fiscal 2008.

“It is difficult to announce changes to our workforce, but we have made this decision with the utmost care and respect for the hardworking and talented individuals involved,” continued Dr. Sutardja.  “Marvell is making progress to reduce costs and streamline operations, and we view this as a necessary additional step towards achieving our long-term financial model.”

Marvell will be conducting a conference call today at 1:45 p.m. PST to discuss its third quarter business.  The call is being webcast by Thomson/CCBN and can be accessed at Marvell’s web site at www.marvell.com.  The webcast is also being distributed through Thomson StreetEvents Network.  Individual investors can listen to the call at www.earnings.com, Thomson’s individual investor portal, powered by StreetEvents.  Institutional investors can access the call via Thomson StreetEvents (www.streetevents.com), a password-protected event management site.  The conference call will also be available via the web at www.marvell.com. Please visit the Investor Events section.  Replay on the Internet will be available until November 27, 2008.

Discussion of Non-GAAP Financial Measures

Non-GAAP net income consists of net income excluding stock-based compensation expense as well as charges related to acquisitions and other charges and gains that are driven primarily by discrete events that management does not consider to be directly related to the company’s core operating performance. Non-GAAP net income per share is calculated by dividing non-GAAP net income by adjusted GAAP weighted average shares outstanding (diluted). For purposes of calculating non-GAAP net income per share, the calculation of GAAP weighted average shares outstanding (diluted) is adjusted to exclude the benefits of compensation costs attributable to future services and not yet recognized in the financial statements that are treated as proceeds assumed to be used to repurchase shares under the GAAP treasury stock method and also includes the antidilutive effects of warrants, common stock options and restricted stock.

Marvell believes that the presentation of non-GAAP net income and non-GAAP net income per share provides important supplemental information to management and investors regarding financial and business trends relating to the company’s financial condition and results of operations. For further information regarding why Marvell believes that these non-GAAP measures provide useful information to investors, the specific manner in which management uses these measures, and some of the limitations associated with the use of these measures, please refer to the company’s Current Report on Form 8-K filed today with the SEC. The Form 8-K is available on the SEC’s website at www.sec.gov as well as on the Marvell website in the Investors Relations section at www.marvell.com.

About Marvell

Marvell (NASDAQ: MRVL) is a leader in storage, communications and consumer silicon solutions.  The Company’s diverse product portfolio includes switching, transceiver, communications controller, wireless, and storage solutions that power the entire communications infrastructure, including enterprise, metro, home, and storage networking.  As used in this release, the terms “Company” and “Marvell” refer to Marvell Technology Group Ltd. and its subsidiaries, including Marvell Semiconductor, Inc. (MSI), Marvell Asia Pte Ltd (MAPL), Marvell Japan K.K., Marvell Taiwan Ltd., Marvell International Ltd. (MIL), Marvell U.K. Limited, Marvell Semiconductor Israel Ltd. (MSIL), Marvell Software Solutions Israel, Ltd., and Marvell Semiconductor Germany GmbH.  MSI is headquartered in Santa Clara, Calif., and designs, develops and markets products on behalf of MIL and MAPL.  MSI may be contacted at (408) 222-2500 or at www.marvell.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:

This release contains forward-looking statements based on projections and assumptions about our products and our markets.  Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” and their variations identify forward-looking statements.  Statements that refer to, or are based on projections, uncertain events or assumptions also identify forward-looking statements.  These statements include statements regarding our annual run rate, our ability to monetize our investments, our ability to efficiently integrate technologies, and the timing and amount of expected severance charges and future cash expenditure under the plan. These statements are not guarantees of results and are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements.  When Marvell files its Form 10-Q for the third quarter of fiscal 2008, the financial statements may differ from the results disclosed in this press release because judgments and estimates that management used in preparing the financial results reported in this press release may need to be updated to the date of the filing. The Company’s results also remain subject to review by the Company’s independent registered public accounting firm. For other factors that could cause Marvell’s results to vary from expectations, please see the risk factors identified in the Marvell’s latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as filed with the Securities and Exchange Commission and other factors detailed from time to time in Marvell’s filings with the Securities and Exchange Commission. Marvell undertakes no obligation to revise or update publicly any forward-looking statements.

Marvell® and the Marvell logo are trademarks of Marvell.

Marvell Technology Group Ltd.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	October 27,	October 28,	October 27,	October 28,
	2007	2006	2007	2006

Net revenue	$758,246	$520,398	$2,050,007	$1,615,579
Cost of goods sold	396,209	256,090	1,059,156	775,398
Gross profit	362,037	264,308	990,851	840,181
Operating expenses:
Research and development and other	252,205	152,939	722,532	434,812
Selling and marketing	46,423	37,875	150,757	116,004
General and administrative	32,537	40,427	90,300	78,674
Amortization of acquired intangible assets	37,311	27,405	111,924	72,161
Total operating expenses	368,476	258,646	1,075,513	701,651
Operating income (loss)	(6,439)	5,662	(84,662)	138,530
Interest and other income (expense), net (a)	(6,048)	6,845	(21,518)	15,552
Income (loss) before income taxes	(12,487)	12,507	(106,180)	154,082
Provision (benefit) for income taxes	(6,051)	6,461	9,540	34,438
Income (loss) before change in accounting principle	(6,436)	6,046	(115,720)	119,644
Cumulative effect of change in accounting principle, net of tax effect	—	—	—	8,846
Net income (loss)	$(6,436)	$6,046	$(115,720)	$128,490

Basic net income (loss) per share:
Income (loss) before change in accounting principle, net of tax effect	$(0.01)	$0.01	$(0.20)	$0.20
Cumulative effect of change in accounting principle, net of tax effect	—	—	—	0.02
Basic net income (loss) per share	$(0.01)	$0.01	$(0.20)	$0.22
Shares used in basic per share computation	590,759	587,348	588,573	585,728

Diluted net (loss) income per share:
Income (loss) before change in accounting principle, net of tax effect	$(0.01)	$0.01	$(0.20)	$0.19
Cumulative effect of change in accounting principle, net of tax effect	—	—	—	0.01
Diluted net income (loss) per share	$(0.01)	$0.01	$(0.20)	$0.20
Shares used in diluted per share computation	590,759	628,104	588,573	633,718

(a) Comprises of:
Interest expense on term loan and capital lease	$(8,873)	$(732)	$(25,767)	$(1,954)
Interest expense on supply agreement	(1,645)	—	(4,668)	—
Interest income, foreign exchange and other	4,470	7,577	8,917	17,506
	$(6,048)	$6,845	$(21,518)	$15,552

Marvell Technology Group Ltd.

Reconciliation of Non-GAAP Adjustments

(Unaudited)

(In thousands, except per share amounts)

Reconciliation of GAAP net (loss) income to non-GAAP net income:

	Three Months Ended		Nine Months Ended
	October 27,	October 28,	October 27,	October 28,
	2007	2006	2007	2006

GAAP net (loss) income	$(6,436)	$6,046	$(115,720)	$128,490
Stock-based compensation included in:
Cost of goods sold	4,326	2,602	10,619	8,497
Research and development and other	39,989	26,322	106,622	93,003
Selling and marketing	6,949	6,502	25,097	23,198
General and administrative	4,092	6,702	18,682	21,796
Amortization of acquired intangible assets	37,311	27,405	111,924	72,161
Cumulative effect of change in accounting principle	—	—	—	(8,846)
Non-GAAP net income	$86,231	$75,579	$157,224	$338,299

GAAP weighted average shares - diluted	590,759	628,104	588,573	633,718
Non-GAAP adjustment	39,854	3,393	42,971	5,185
Non-GAAP weighted average shares diluted (b)	630,613	631,497	631,544	638,903

GAAP diluted net income (loss) per share	$(0.01)	$0.01	$(0.20)	$0.20
Non-GAAP diluted net income per share (a)	$0.14	$0.12	$0.25	$0.53

(a)	Non GAAP net income per share is calculated by dividing non-GAAP net income by non-GAAP weighted average shares diluted.

(b)

For purposes of calculating non-GAAP net income per share, the GAAP diluted weighted average shares outstanding is adjusted to exclude the benefits of SFAS 123R compensation costs attributable to future services and not yet recognized in the financial statements that are treated as proceeds assumed to be used to repurchase shares under the GAAP treasury method and also includes the antidilutive effects of warrants, common stock options and restricted stock.

Marvell Technology Group Ltd.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	October 27,	January 27,
	2007	2007
Assets
Current assets:
Cash, cash equivalents and short-term investments	$529,474	$596,380
Accounts receivable, net	386,542	328,283
Inventory	381,508	247,403
Prepaid expenses and other current assets	119,388	175,969
Total current assets	1,416,912	1,348,035
Property and equipment, net	418,900	440,943
Goodwill and acquired intangible assets	2,476,299	2,558,363
Other non current assets	157,033	180,359
Total assets	$4,469,144	$4,527,700

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$209,417	$244,959
Accrued liabilities	284,345	373,282
Income taxes payable	25,187	29,078
Deferred income	76,292	46,459
Current portion of capital lease obligations	4,656	17,408
Total current liabilities	599,897	711,186
Capital lease obligations	8,141	17,096
Term loan obligations	391,750	394,750
Other long-term liabilities	162,887	177,484
Total liabilities	1,162,675	1,300,516

Shareholders’ equity:
Common stock	1,185	1,175
Additional paid-in capital	3,997,037	3,802,509
Accumulated other comprehensive gain	495	28
Accumulated deficit	(692,248)	(576,528)
Total shareholders’ equity	3,306,469	3,227,184
Total liabilities and shareholders’ equity	$4,469,144	$4,527,700